Exhibit 10.1

MEDIA GENERAL, INC.

1995 LONG-TERM INCENTIVE PLAN

DEFERRED STOCK UNIT AGREEMENT

This DEFERRED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into as of [●], 2014 (the “Grant Date”), by and between Media General, Inc., a Virginia corporation (the “Parent”), and _______ (the “Grantee”).

WHEREAS, the Company maintains the Media General Inc. 1995 Long-Term Incentive Plan, as amended (the “Plan”) pursuant to which it may grant, among other things, Other Stock-Based Awards (as defined in the Plan); and

WHEREAS, in recognition of the Grantee’s service to the Company, the Company desires to grant deferred stock units to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the amount and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.     Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee ________ deferred stock units (the “Stock Units”). Each Stock Unit represents the right of the Grantee to receive one share of voting common stock of the Company (the “Common Stock”) as set forth in Section 3 hereof. The Stock Units shall be subject to the terms and conditions of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. For the avoidance of doubt, the Stock Units shall be subject to adjustment pursuant to the terms of the Plan (including, without limitation, Section 9 thereof).

2.     Restrictions on Transfer. The Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3.     Vesting/Settlement. The Stock Units shall vest as follows: (i) fifty percent (50%) of the Stock Units shall vest on the second anniversary of the Grant Date and (ii) fifty percent (50%) of the Stock Units shall vest on the third anniversary of the Grant Date. The Company shall issue to Grantee (or, if applicable, the Grantee’s estate or personal representative) shares of Common Stock with respect to the Grantee’s vested Stock Units within thirty (30) days following the applicable vesting date. The Grantee shall not be deemed for any purpose to be the owner of any of the shares of Common Stock issuable pursuant to the Stock Units unless and until (i) the Company shall have issued the Shares to the Grantee and (ii) the Grantee’s name shall have been entered as a holder of record on the books of the Company.

4.     Termination. The Stock Units shall continue to vest in accordance with the schedule set forth above following the Grantee’s termination of services with the Company for any reason.

5.     Miscellaneous.

(a)     Tax Withholding. The Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld. The Grantee agrees to indemnify the Company against any federal, state and local withholding taxes for which the Company may be liable in connection with the Grantee’s acquisition, ownership or disposition of any Common Stock.

(b)     Binding Effect & Adjustment. This Agreement shall be binding and conclusive upon each successor and assign of the Company. The Grantee’s obligations hereunder shall not be assignable to any other person or entity. All obligations imposed upon Grantee and all rights granted to Grantee and to the Company shall be binding upon Grantee's heirs and legal representatives.

(c)     Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.

(d)     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to its conflict of laws rules. This Agreement shall also be governed by, and construed in accordance with, the terms of the Plan.

(e)     No Right to Continued Service. Nothing herein confers on the Grantee any rights with respect to the continuance of service with the Company as a member of the Board or otherwise, nor will it interfere with any right the Company would otherwise have to terminate the terms of the Grantee's service at any time.

(f)     Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect.

(g)     Defined Terms. Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon the Grantee and any person or persons claiming through the Grantee as to any rights hereunder.

(h)     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEDIA GENERAL, INC.

By:
Name:
[Grantee]		Title: